Exhibit 99.1

MicroVision Enhances Financial Position to Accelerate Benefits of Acquisitions

REDMOND, Wash., Feb. 24, 2026 -- MicroVision, Inc. (NASDAQ: MVIS), a technology pioneer delivering advanced perception solutions in autonomy and mobility, today announced that it had enhanced its financial position by issuing senior secured convertible notes in the aggregate principal amount of $43.0 million, which defer existing repayment obligations and fortify the Company’s balance sheet, thus supporting acceleration of acquisition synergies.

“We were pleased to work with our financial partner, High Trail Capital, to secure new capital and defer existing debt repayment requirements, both of which strengthen our financial position at this pivotal time for the Company,” said Glen DeVos, MicroVision’s Chief Executive Officer. “As we integrate the assets and operations that we recently acquired from Luminar Technologies and Scantinel Photonics, this new capital helps us work more quickly to accelerate the benefits that we expect to realize from these highly strategic acquisitions.”

Continued DeVos, “As we advance engagement with MicroVision customers and rebuild commercial relationships stemming from the acquired businesses, we must secure production capacity and accelerate product deliveries. The strength of our financial position is a critical factor in support of these efforts. We appreciate High Trail Capital’s financial support and confidence in MicroVision’s future.”

WestPark Capital, Inc. acted as exclusive placement agent for the transaction.

Key Terms of the Financing

On February 23, 2026, the Company entered into a Securities Purchase and Exchange Agreement with High Trail Capital for the exchange of a previously existing senior secured convertible note due 2026 (the “Prior Note”) for an approximately $20.6 million new senior secured convertible note due March 2028 (the “Exchanged Note”), thereby deferring the Company’s note repayment obligations under the Prior Note, and the purchase of an approximately $22.4 million senior secured convertible note due March 2028 (together with the Exchanged Note, the “Notes”). The Notes are redeemable in cash or, subject to certain conditions, shares of the Company’s common stock, bear zero coupon, and mature on March 1, 2028.

Disclosures

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Additional information, including the full terms of the financing transaction, is available in the Current Report on Form 8-K filed by MicroVision with the U.S. Securities and Exchange Commission.

About MicroVision

MicroVision is defining the next generation of lidar-based perception solutions for automotive, industrial, and security & defense markets. As the industry moves beyond proof of concept toward value, deployment, and commercialization, MicroVision delivers integrated hardware and software solutions designed for real-world performance, automotive-grade reliability, and economic scalability. With engineering centers in the U.S. and Germany, MicroVision leads the industry in depth and breadth of its portfolio, with both short- and long-range lidar solutions, featuring solid-state sensors with varying wavelengths, advanced sensor architectures, design-to-cost engineering, and open software solutions.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

MicroVision, MAVIN, MOVIA, and MOSAIK are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including expected benefits of the financing transaction, acquisition benefits, customer engagement, production and product deliveries are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include the risk of its ability to operate with limited cash or to raise additional capital when needed; market acceptance of its technologies and products; the failure of its commercial partners to perform as expected under its agreements; its financial and technical resources relative to those of its competitors; its ability to keep up with rapid technological change; government regulation of its technologies; its ability to enforce its intellectual property rights and protect its proprietary technologies; the ability to obtain customers and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market its products; potential product liability claims; its ability to maintain its listing on The Nasdaq Stock Market, and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect the Company. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect the Company to a greater extent than indicated. Except as expressly required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Marketing@MicroVision.com